Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Energy Transfer Partners, L.P. for the registration of common units and debt securities and to the incorporation by reference therein of our report dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 and incorporated by reference in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2013, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

April 17, 2014